EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-16707, 333-37758, 333-69658, 333-88636, 333-92883, 333-105976, 333-126923; and Form S-3 No. 333-34124) of Ventana Medical Systems, Inc., of our reports dated February 16, 2007, with respect to the consolidated financial statements and schedule of Ventana Medical Systems, Inc., Ventana Medical Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ventana Medical Systems, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

Phoenix, Arizona

February 16, 2007